NEWS RELEASE

Contact:  Wendy S. Schmucker
Sr. Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS SECOND QUARTER EARNINGS, IMPROVED CORE PROFITABILITY AND SOLID LOAN GROWTH
LATROBE, PA, July 22, 2005 - Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank & Trust of PA, has reported unaudited earnings for the six-month period ended June 30, 2005. The Company earned $1.772 million (or $.52 per average share outstanding) compared to $2.066 million (or $.60 per average share outstanding) earned in the same period last year. For the six-month period ended June 30, 2004, the earnings included $846,000 in net security gains, which were partially offset by a $233,000 executive severance package. Year-to-date non-GAAP core earnings are $1,462,000 compared to 2004 core earnings of $1,337,000--up by approximately 9.3%. To determine its core earnings, the Company excludes from earnings any credits to its provision for loan losses, its security gains/losses and any non-recurring items (see attached table). Earnings-per-share in 2005 are based on 3,413,426 average shares outstanding compared to 3,429,413 shares outstanding for the same period a year ago.

For the three-month period ended June 30, 2005, the Company earned $731,000. For the same period ended June 30, 2004, the Company earned $1.014 million which included a credit in the loan loss provision of $492,000 and $51,000 in net security gains.  The core earnings for the second quarter 2005 of $731,000 reflects an improvement of 11.4% compared to non-GAAP core earnings of $656,000 for second quarter 2004.
The Company reported total loans of $204.4 million for the period ended June 30, 2005, up 8.8% from the same period last year. In addition to loan growth, the Company benefited from operating expense reductions.

	Three Months		Six Months
	Ended June 30		Ended June 30
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Income (GAAP)	$ 731	$ 1,014	$ 1,772	$ 2,066
Less:
Credit for Loan Losses	-	(492)	(470)	(492)
Security Gains	-	(51)	-	(846)
Severance (non-recurring)	-	-	-	233
	-	(543)	(470)	(1,105)

Tax effect (34%)	-	(185)	(160)	(376)
"Core" Earnings	$ 731	$ 656	$ 1,462	$ 1,337

In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The Company operates an asset management and trust division headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,”“will,”“to,”“expect,”“believe,”“anticipate,”“intend,”“could,”“would,”“estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans. The actual results of future events could differ materially from those stated in any forward-looking statements herein.
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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	June	June
	2005	2004

ASSETS
Cash and due from banks on demand	$ 7,685	$ 13,338
Interest bearing deposits with banks	64	813
Federal funds sold	5,350	9,675
Securities available for sale	81,926	137,859
Restricted investments in bank stock	943	3,849

Loans	204,429	187,839
Allowance for loan losses	(1,647)	(1,823)
Net loans	202,782	186,016

Premises and equipment	4,524	4,940
Other assets	15,525	15,776

Total assets	$ 318,799	$ 372,266

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 64,440	$ 60,939
Interest bearing	208,445	208,075
Total deposits	272,885	269,014

Other liabilities	1,656	1,985
Long-term borrowings	-	55,000
Total liabilities	274,541	325,999

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 3,413,426 and 3,423,926 shares outstanding in 2005 and 2004, respectively

	7,200	7,200

Retained earnings	39,182	42,099

Accumulated other comprehensive income	1,454	291

Less treasury stock, at cost, 186,574 and 176,074 shares in 2005 and 2004
	(3,578)	(3,323)
Total shareholders' equity	44,258	46,267

Total liabilities and shareholders' equity	318,799	372,266

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$ 2,787	$ 2,715	$ 5,497	$ 5,421
Interest and dividends on securities:
Taxable	1,170	2,012	2,436	3,947
Exempt from federal income taxes	33	50	67	328
Other	37	18	41	22
Total Interest income	4,027	4,795	8,041	9,718

INTEREST EXPENSE:
Interest on deposits	1,071	900	2,087	1,777
Interest on short-term borrowings	6	31	22	82
Interest on long-term borrowings	-	725	-	1,451
Total Interest expense	1,077	1,656	2,109	3,310

NET INTEREST INCOME	2,950	3,139	5,932	6,408
PROVISION FOR LOAN LOSSES	-	(492)	(470)	(436)

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,950	3,631	6,402	6,844

OTHER OPERATING INCOME:
Asset management and trust income	229	237	436	462
Service charges on deposit accounts	148	173	275	380
Other service charges and fees	164	150	358	343
Security gains	-	51	-	846
Commissions and fees from insurance sales	-	172	-	342
Income from investment in life insurance	127	138	253	277
Loss on Gooder asset sale	-	(39)	-	(39)
Other income	50	126	112	187
Total other operating income	718	1,008	1,434	2,798

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,308	1,671	2,692	3,411
Executive Severance	-	-	-	233
Net occupancy expense	191	184	368	372
Furniture and equipment	191	215	372	416
Pennsylvania shares tax	140	133	278	267
Legal and professional	146	143	273	366
Other expenses	719	923	1,444	1,847
Total other operating expenses	2,695	3,269	5,427	6,912

INCOME BEFORE INCOME TAXES	973	1,370	2,409	2,730
Income tax expense	242	356	637	664

Net income	$ 731	$ 1,014	$ 1,772	$ 2,066

Average Shares Outstanding	3,413,426	3,427,262	3,413,426	3,429,413

Earnings Per Share	$ 0.21	$ 0.29	$ 0.52	$ 0.60